As filed with the Securities and Exchange Commission February 3, 2025

Registration No. 333-266634

Registration No. 333-266629

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-266634

Post-Effective Amendment No. 2 to Registration Statement No. 333-266629

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEARTLAND FINANCIAL USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1405748
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Larimer Street, Suite 1800

Denver, Colorado 80202

(303) 285-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ram Shankar

Chief Financial Officer

UMB Financial Corporation

as successor by merger to Heartland Financial USA, Inc.

1010 Grand Blvd., Kansas City, MO 64106

(816) 860-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendment (the “Post-Effective Amendments”) to the following Registration Statements on Forms S-3 (together, the “Registration Statements”) is being filed by Heartland Financial USA, Inc., a Delaware corporation (the “Registrant”), to terminate any and all offerings under the Registration Statements and to deregister any and all securities registered but unsold as of the date hereof thereunder:

•

Registration Statement on Form S-3 (No. 333-266634), filed on August 8, 2022, relating to the registration of an indeterminate amount of the Registrant’s debt securities, subordinated notes, common stock, preferred stock, depositary shares, warrants, rights and units; and

•

Registration Statement on Form S-3 (No. 333-266629), filed on August 8, 2022, as amended by that certain Post-Effective Amendment No. 1, which amendment was previously filed on August 9, 2022, relating to the registration of 440,000 shares of common stock, par value $1.00 per share, of the Registrant, issuable under the Registrant’s Dividend Reinvestment and Stock Purchase Plan.

On January 31, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2024, by and among the Registrant, UMB Financial Corporation, a Missouri corporation (“UMB”) and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (a) Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant being the surviving corporation (the “Surviving Entity”) and (b) immediately following the Merger and as part of a single, integrated transaction, the Surviving Entity merged with and into UMB (the “Second Step Merger” and, together with the Merger, the “Mergers”), with UMB being the surviving corporation.

As a result of the Mergers, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of these Post-Effective Amendments all such securities registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on February 3, 2025.

UMB FINANCIAL CORPORATION, as successor by merger to HEARTLAND FINANCIAL USA, INC.

By:	/s/ Ram Shankar
Name:	Ram Shankar
Title:	Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.